Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (on Form S-3 to S-1 No. 333-36417) and related Prospectus of Network Imaging Corporation for the registration of 10,000,000 shares of its Common Stock and to the incorporation by reference therein of our reports dated February 27, 1998, with respect to the 1997 and 1996 consolidated financial statements and schedule of Network Imaging Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP

Fairfax, Virginia
March 17, 1998